UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 23, 2007

KUHLMAN COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50187	86-0883289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(Address of principal executive offices)(Zip Code)

(612) 338-5752
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2007, SK2, Inc. (“SK2”), a wholly-owned subsidiary of Kuhlman Company, Inc. (the “Company”), issued a demand promissory note to EAK, LLC, a Minnesota limited liability company “EAK”) in the amount of $40,542.71 (the “Payroll Note”). The proceeds of the Payroll Note were used to pay SK2’s payroll expenses and related payroll taxes and deposits. SK2 is the operating subsidiary of the Company. The Payroll Note is secured by a blanket security interest in all of SK2’s assets and its interest rate equals that paid to Venture Bank on its Promissory Note dated February 17, 2006 and issued by SK2 (the “Senior Note”).

In connection with the Payroll Note, on March 23, 2007, SK2 and EAK entered into a Security Agreement pursuant to which SK2 granted EAK a security interest in substantially all the assets of SK2.

The Company and SK2 have also been informed that:

a) EAK is beneficially owned and controlled by third party non-affiliates of the Company.

b) EAK was formed to purchase the senior promissory note and related loan documents from Venture Bank and to provide additional credit to SK2.

c) Scott Kuhlman, Chief Executive Officer and a director of the Company and Susan Kuhlman, an officer of the Company (collectively, the “Kuhlmans”) have an option to acquire 65% of the equity ownership of EAK upon the satisfaction of certain conditions, including but not limited to providing sufficient collateral to secure an operating credit line in the amount of $500,000 for EAK.

d) The Kuhlmans have personally guaranteed certain obligations of EAK.

Without the proceeds of the loan from EAK, the Company, through SK2, would have been unable to meet its payroll for the Company’s most recent payroll period. Furthermore, without the access to additional capital, the underlying business (eight retail and one outlet stores operating under the name “Kuhlman” and a wholesale business) would be unable to continue.

On March 27, 2007, SK2 and the Company were informed that:

a) EAK had purchased all of Venture Bank’s rights and interest in the Senior Note from Venture Bank. The balance of the principal and unpaid interest of the Senior Note on such date was $169,228.80. The Senior Note is guaranteed by the Company pursuant to a Commercial Guarantee dated February 27, 2007 (the “Company Guarantee”) and by separate personal guarantees of the Kuhlmans dated September 27, 2006 (the “Kuhlman Guarantee”)

b) EAK had also assumed from Venture Bank on such date both the Company Guarantee and the Kuhlman Guarantee.

On March 29, 2007, EAK informed SK2 that due to the expiration of the last forbearance agreement (See Form 8-K dated March 8, 2007) EAK intended to exercise it rights and remedies under its Senior Note (and related loan documents) and applicable law. In response, SK2 entered into a Voluntary Surrender Agreement on March 29, 2007 pursuant to which SK2 agreed to immediately deliver to EAK possession of all SK2’s assets in order to facilitate EAK’s disposition of the assets in the foreclosure sale.

Upon such surrender EAK further informed SK2 that it intends to foreclose on the SK2 assets pursuant to foreclosure sale to be held April 9, 2007 at 2PM at the offices of Manchester Companies, Inc. 80 South Eighth Street, Suite 4700, Minneapolis, MN 55402. The Company understands that notices of such foreclosure sale will be mailed on or about March 29, 2007 to the Company’s and SK2’s secured creditors (who hold an aggregate of approximately $1,850,000 in debt, unsecured creditors (who are owed approximately $5,000,000, and more than 100 non-affiliated third parties who have been previously contacted about potentially entering into a debt or equity transaction with the Company.

Following such disposition, SK2 would discontinue operations. SK2 is the only asset of the Company. Accordingly, the Company would have no operating assets and would cease its operations in the retail and whole clothing business.

EAK has informed the Company that it intends to continue operating the nine retail stores and the wholesale business using the line of credit that it has obtained which is personally guaranteed by the Kuhlmans.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 28, 2007 and as indicated in Item 1.01 above, EAK delivered to SK2 a notice that (i) SK2 is in default under the Senior Note (originally issued to Venture Bank on February 17, 2006) and all amounts owing under the Senior Note are accelerated and fully due and payable, and (ii) EAK intends to foreclose on SK2’s assets pursuant to a foreclosure sale currently scheduled to be held on April 9, 2007. As a result, the entire balance of principal and interest under the Senior Note, aggregating to $169,228.80, is due and payable.

As a result of the acceleration of amounts under the Senior Note, SK2, with the consent of the Company (as corporate guarantor), and Susan and Scott Kuhlman (as individual guarantors), entered into a Voluntary Surrender Agreement with EAK on March 28, 2007. Under the Voluntary Surrender Agreement, SK2 delivered to EAK possession of all of the collateral (and all records pertaining thereto) under the Security Agreement, entered into in connection with the Senior Note, for the purpose of permitting EAK to immediately proceed with the enforcement and foreclosure of EAK’s security interest in any manner provided by law. The Voluntary Surrender Agreement also permits EAK to proceed immediately upon delivery of such collateral with the collection, sale, disposition or retention of the collateral in foreclosure and enforcement of EAK’s security interests. As indicated above, EAK currently intends to foreclose on SK2’s assets pursuant to a foreclosure sale scheduled to be held on April 9, 2007.

Following such disposition, SK2 would discontinue operations. SK2 is the only asset of the Company. Accordingly, the Company would have no operating assets and would cease its operations in the retail and wholesale clothing business. EAK has informed the Company that it intends to continue operating the remaining nine retail stores and the wholesale business using the line of credit that it has obtained which is personally guaranteed by the Scott and Susan Kuhlman.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUHLMAN COMPANY, INC.

Date: March 29, 2007	By:	/s/ Scott Kuhlman
Scott Kuhlman, Chief Executive Officer